Exhibit 99.1

Press Release
December 16, 2016

7575 W. Jefferson Blvd.

Fort Wayne, IN 46804

Steel Dynamics Provides Fourth Quarter 2016 Guidance and

Announces Fourth Quarter 2016 Cash Dividend

FORT WAYNE, INDIANA, December 16, 2016 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided fourth quarter 2016 earnings guidance in the range of $0.36 to $0.40 per diluted share, which includes estimated charges of $16.5 million (before taxes), or approximately $0.04 per diluted share, related to the company’s fourth quarter 2016 debt refinancing and repayment activities.  Excluding these charges, the company’s estimated fourth quarter 2016 earnings guidance would have been in the range of $0.40 to $0.44 per diluted share.

Estimated fourth quarter 2016 earnings are lower than the company’s sequential third quarter results of $0.64 per diluted share and higher than prior year adjusted fourth quarter results of $0.09 per diluted share, which excludes non-cash goodwill and asset impairment charges of $1.13 per diluted share related to the company’s metals recycling operations.  Including the non-cash impairment charges, the company reported a fourth quarter 2015 net loss of $1.04 per dilute share.

Based on certain recent events that occurred in the fourth quarter related to the company’s 82%-owned and idled Mining Resources joint venture, the company is currently in the process of assessing the associated asset carrying values.  As the analysis is still underway, no potential non-cash impairment charge impact has been included in the provided fourth quarter 2016 guidance range.

Fourth quarter 2016 profitability from the company’s steel operations is expected to decrease significantly in comparison to sequential third quarter 2016 results, based on lower shipments and metal spread compression.  Lower steel shipments are expected for both flat and long product categories.  Fourth quarter 2016 average steel product pricing is expected to decrease, more than offsetting the savings derived from lower ferrous scrap costs.  The anticipated lower earnings are driven by the company’s flat roll operations, as customers were hesitant to place orders earlier in the quarter, resulting in both lower shipments and product pricing.  However, supported by continued low customer inventory levels, rising world steel prices, reduced flat roll steel imports, seasonally steady demand and rising raw material costs, both flat roll steel selling values and customer order activity have improved meaningfully in November and December, with an expectation for continued strength into 2017.  The company believes that current and anticipated macroeconomic and market conditions are in place to benefit the domestic steel industry in the coming year.

Fourth quarter 2016 profitably for the company’s metals recycling platform is expected to be similar to the sequential third quarter.  Both ferrous and non-ferrous shipments are expected to be somewhat seasonally lower, and some ferrous metal margin contraction is also expected.

The company’s fabrication platform continues to experience steady seasonal demand from the non-residential construction sector. Fourth quarter 2016 fabrication metal spread is expected to improve, as increased average selling values more than offset higher average steel raw material costs.  However, fourth quarter 2016 fabrication shipments are expected to decrease based on seasonally slower demand, resulting in only a slight anticipated sequential improvement in fourth quarter 2016 profitability.

Dividends

The company’s board of directors has declared a quarterly cash dividend of $0.14 per common share.  The dividend is payable to shareholders of record at the close of business on December 31, 2016, and is payable on or about January 13, 2017.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States and in Mexico.  Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck.  In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” or by the words “may,” “will,” or “should,” are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics’ more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500